Exhibit 99.2

Prudential plc
1 Angel Court
London EC2R 7AG

Important Notice Regarding the Availability of Information Statement Materials

FOR YOUR INFORMATION ONLY

Prudential plc (“Prudential”) is providing this notice to you because you are a holder of Prudential ordinary shares. Prudential has released materials for your information regarding the Demerger of its majority-owned subsidiary Jackson Financial Inc. (“JFI”). Prudential will effect the Demerger by making an in-specie distribution of a portion of the shares of JFI’s Class A Common Stock on a pro rata basis to Prudential shareholders. Immediately following the Demerger, JFI will be a separate, publicly-traded company.

This notice provides instructions on how you can access JFI’s Information Statement in connection with the Demerger (the “Information Statement”). The Information Statement contains important information, and we encourage you to review it. Prudential is providing this notice and the Information Statement FOR YOUR INFORMATION ONLY. You are NOT required to respond to the Information Statement. Prudential is separately making available to its shareholders the Prudential shareholder circular relating to the Demerger and the upcoming Prudential General Meeting. The Information Statement does not contain a proxy and is not intended to constitute solicitation material.

HOW TO ACCESS THE MATERIALS

You may view the Information Statement online at www.prudentialplc.com/investors/shareholder-information/ jackson-demerger-transaction-documents

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please make your request for a paper copy on or before [                ], 2021 to facilitate timely delivery.

Please choose one of the following methods to make your request:

1) BY TELEPHONE: 0333-207-6392 - from the UK

+44 333-207-6392 – From Overseas

2) BY E-MAIL*: customer@equiniti.com

*

If requesting materials by e-mail, please type in the subject line “Prudential Demerger of JFI—Shareholder Reference: XXXXXXXXXXX”—using the shareholder reference number included, if applicable, in your Proxy Form and Form of Election, or previously provided on your share certificate, Prudential Corporate Sponsored Nominee Statements or dividend tax voucher – and state in the e-mail whether you would like to receive a paper or e-mail copy of the materials.